Exhibit 99.1

Illumina Acquires GRAIL to Accelerate Patient Access to Life-Saving Multi-Cancer Early-Detection Test

GRAIL will remain a separate and independent unit, pending ongoing regulatory and legal review

August 18, 2021

SAN DIEGO, /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN) announced today that it has acquired GRAIL, a healthcare company focused on life-saving early detection of multiple cancers, but will hold GRAIL as a separate company during the European Commission’s ongoing regulatory review.

Illumina, the global leader in DNA sequencing, first announced its intention to acquire GRAIL nearly a year ago, reuniting Illumina with GRAIL four years after it was spun off. GRAIL’s Galleri blood test detects 50 different cancers before they are symptomatic. Illumina’s acquisition of GRAIL will accelerate access and adoption of this life-saving test worldwide.

Regulators in the EU are reviewing the transaction, but a decision is projected after the deal expires. GRAIL has no business in the EU, and the company believes that the European Commission does not have jurisdiction to review the merger as the EU merger thresholds are not met, nor are they met in any EU member state. The General Court of the European Union will hear Illumina’s jurisdictional challenge later this year. By holding GRAIL separate while proceedings are ongoing, Illumina is positioned to abide by whatever final decision is reached in these legal processes.

There is no legal impediment to acquiring GRAIL in the US. Illumina is committed to working through the ongoing FTC administrative process, and as always, will abide by whatever outcome is ultimately reached in the US courts.

The reasons to reunite the two companies are compelling:

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The deal will save lives. Cancer kills around 10 million people annually worldwide and 600,000 people in the US alone. Cancers responsible for nearly 71% of cancer deaths have no recommended early detection screening, and most cancers are detected when chances of survival are lower.  Illumina feels there is a moral obligation to have the deal decided by a thoughtful and full review by the EU regulators and the US court~~s~~. This can only be done if Illumina acquires GRAIL now. Otherwise, the company is locked into a situation where the deal terms will expire before there is a chance for full review; the clock will just run out.

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Right now, the Galleri test is available but costs $950 because it is not covered by insurance. Reuniting the two companies is the fastest way to make the test broadly available and affordable.  Illumina’s expertise in market development and access has resulted in coverage of genomic testing for over 1 billion people around the world already. This experience will help lead to coverage and reimbursement for the Galleri test.

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GRAIL and Illumina have a long history. Illumina formed GRAIL and spun it out in 2016. GRAIL’s first employees were part of Illumina, which still owns 12 percent of the company.  GRAIL and Illumina are not competitors—this is a vertical acquisition.

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Based on past experience, when Illumina enters a market, the market expands. When Illumina entered the non-invasive prenatal testing space, prices dropped, reimbursement expanded, the number of providers increased, and more expectant parents had access to testing.

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Illumina’s acquisition of GRAIL is driven by the belief that this test should be available to as many people as possible as quickly as possible. From fighting the COVID-19 pandemic to matching cancer patients to therapies, Illumina’s mandate is to save lives and transform healthcare. The first COVID-19 viral sequence was on an Illumina machine and now genomic surveillance has emerged as a critical tool in the global fight against the pandemic, with over 70 countries now using Illumina platforms for COVID-19 variant tracking.

“Just as we are now able to screen for early-stage diabetes and high cholesterol, we will soon be able to conduct multi-cancer early detection with a simple blood test in your doctor’s office,” said Francis deSouza, Chief Executive Officer of Illumina.  “Since early detection of cancer saves lives, this new genomic test will be nothing short of transformational for human health and the economics of healthcare.”

“The merger with Illumina will get the Galleri test to people far faster. We aim to accelerate this process so the test will be available in doctors’ offices everywhere, fully reimbursed,” said Hans Bishop, Chief Executive Officer of GRAIL. “A one-year acceleration of access to the Galleri test for the US population has the potential to save 10,000 lives over a 9-year period.”

“The decision to make the acquisition and hold the companies separate permits the regulatory processes to proceed while safeguarding the life-saving, pro-competitive benefits of this vertical transaction without the deal expiring. We will abide by any outcome ultimately reached by the courts,” said Charles Dadswell, General Counsel of Illumina.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and connect with us on Twitter, Facebook, LinkedIn, Instagram, and YouTube.

Investors:
Brian Blanchett
858.291.6421
IR@illumina.com

Media:
Dr. Karen Birmingham
646.355.2111
pr@illumina.com

Transaction Details

As previously disclosed, the merger consideration for Illumina’s acquisition of GRAIL included cash and shares of Illumina common stock, as well as contingent value rights (CVRs) or additional shares of Illumina common stock.

GRAIL stockholders, including Illumina, are entitled to cash consideration of approximately $3.5 billion or, excluding Illumina, approximately $3.1 billion.  We are also spending approximately $0.4 billion in cash to cover the tax withholding requirements from net settling shares of Illumina common stock issuable to GRAIL employees.

The base stock consideration was subject to a collar, where the number of shares issued at closing varied in the event the 20-trading-day volume weighted average price of Illumina stock as of 10 trading days prior to closing is between $295 and $399 but was fixed at 11.3 million shares if such volume weighted average share price is above $399, which is where the stock has traded over the last couple months.

In addition to the cash consideration and the base stock consideration, GRAIL stockholders were entitled, at their election, to receive CVRs or additional shares of Illumina common stock. The CVRs entitle holders to receive future payments representing a pro rata portion of certain GRAIL-related revenues each year for a 12-year period starting at close.  This will reflect a 2.5% payment right to the first $1 billion of revenue each year for 12 years.  Revenue above $1 billion each year will be subject to a 9% contingent payment right during this same period. Holders of approximately 47% of GRAIL equity interests and/or awards (on a fully diluted basis), or 54% excluding Illumina, elected to receive the CVR consideration.

The alternative additional stock consideration (that GRAIL stockholders could elect to receive in lieu of CVRs) consisted of up to $850 million of shares of Illumina common stock, with the number of shares issued capped at a specified amount if the 20-trading-day volume weighted average price of Illumina stock as of 10 trading days prior to closing is less than $280, which did not occur. In total, we will be issuing approximately 9.8 million shares of Illumina common stock as part of this acquisition. The number of shares issued reflects approximately 11.3 million shares of base stock consideration and approximately 0.7 million shares of additional stock consideration (in lieu of CVRs), reduced by approximately 1.4 million shares to which Illumina is entitled in respect of its GRAIL stock and approximately 0.8 million shares in respect of GRAIL employee net share settlement.

Conference Call Information

Illumina will host a conference call to discuss the transaction today, August 18, 2021 at 5:30 p.m. ET.  Interested parties may access the live teleconference through the Investor Relations section of Illumina’s web site under the “company” tab at www.illumina.com. Alternatively, individuals can access the call by dialing the Toll-Free Dial-In Number: (866) 211-4597, or the International Dial-In Number: (647) 689-6853 outside North America, both with Conference ID: 9955888.  Following the call, a replay will be posted on Illumina website and will be available for at least 30 days following posting.

Cautionary Notes on Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “target,” similar expressions and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the effects of the consummation of the transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the possibility of fines, penalties, remedies or restrictions sought or imposed by governmental or regulatory authorities as a result of consummating the transaction, (ii) the possibility of other adverse consequences to, among other things, Illumina’s reputation, its relationships with governmental or regulatory authorities or its ability to successfully complete future acquisitions and/or divestitures as a result of consummating the transaction, (iii) the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of Illumina’s business after the consummation of the transaction, (iv) potential adverse reactions or changes to business relationships resulting from the completion of the transaction, (v) any negative effects of the consummation of the transaction on the market price of Illumina’s common stock and on Illumina’s operating results, (vi) risks associated with third-party contracts containing consent and/or other provisions that have been triggered by the consummation of the transaction, (vii) the risks and costs associated with the integration of, and the ability of Illumina to integrate, GRAIL, Inc.’s (“GRAIL”) business successfully and to achieve anticipated synergies, including any delay in integration following any hold separate period, (viii) the risks and costs associated with the development and commercialization of, and Illumina’s ability to develop and commercialize, GRAIL’s products, including Galleri, the cancer screening test developed by GRAIL; (ix) Illumina’s ability to obtain regulatory clearance for its products from government agencies; (x) Illumina’s ability to obtain approval by third-party payors to reimburse patients for its products; (xi) the risk that disruptions from the consummation of the transaction or any associated legal or regulatory proceedings or obligations will harm Illumina’s business, including current plans and operations, (xii) legislative, regulatory and economic developments, (xiii) the other risks described in the Consent Solicitation Statement of GRAIL, Inc. and Prospectus of Illumina, Inc. (the “Consent Solicitation Statement/Prospectus”) that is included in the registration statement on Form S-4 (File No. 333-250941) filed by Illumina with the Securities and Exchange Commission (the “SEC”) (as amended, the “Registration Statement”), as well as in Illumina’s most recent annual reports on Form 10-K and quarterly reports on Form 10-Q and in the registration statement on Form S-1 filed with the SEC by GRAIL on September 9, 2020, as amended on September 17, 2020, and (xiv) management’s response to any of the aforementioned factors.

These risks, as well as other risks associated with the transaction, are more fully discussed in the Consent Solicitation Statement/Prospectus that is included in the Registration Statement. While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Illumina’s financial condition, results of operations, credit rating or liquidity. Illumina does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Exhibit A Net Consideration (unaudited)

	Shares (in millions)	Cash (in billions)

All GRAIL Shareholders	11.3	$3.5
(-) Illumina Holdings (a)	(1.4)	(0.4)
GRAIL Shareholders (excluding Illumina)	9.9	3.1
(+) Additional Stock (in lieu of CVRs) (b)	0.7	–
(+) Employee Share Net Settlement (c)	(0.8)	0.4
Net Consideration (excluding Illumina) (d)	9.8	$3.5

(a) Illumina owned 12.0% of the outstanding equity interests in GRAIL on a fully diluted basis.

(b) GRAIL stockholders were entitled, at their election, to receive contingent value rights (CVRs) or additional shares of Illumina common stock. Holders of approximately 46% of GRAIL total equity interests and/or awards (on a fully diluted basis; excluding Illumina) elected to receive additional shares of Illumina common stock.

(c) In accordance with the Amendment to the Agreement and Plan of Merger, dated as of February 4, 2021, the withholding tax obligation for the stock received by current and former GRAIL employees in respect of their equity awards was satisfied on a “net settlement” basis. As a result, the total number of shares issued was reduced by a number of shares with a value equal to such withholding obligation, and an equivalent cash amount was paid by Illumina in respect of such withholding obligations.

(d) Excludes potential future consideration for the approximately 54% of GRAIL stockholders (on a fully diluted basis; excluding Illumina) that elected to receive the CVRs.  The CVRs entitle holders to receive future payments representing a pro rata portion of certain GRAIL-related revenues each year for a 12-year period starting at close.  This will reflect a 2.5% payment right to the first $1 billion of revenue each year for 12 years.  Revenue above $1 billion each year will be subject to a 9% contingent payment right during this same period.